Exhibit 10.2

MARATHON PETROLEUM CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
As evidenced by this Award Agreement and under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Corporation”) has granted to Gary R. Heminger (the “Participant”), an employee of the Corporation or a Subsidiary, on April 28, 2020 (the “Grant Date”), 211,045 Restricted Stock Units. The number of Restricted Stock Units awarded is subject to adjustment as provided in the Plan, and the Restricted Stock Units are subject to the following terms and conditions:
1.Relationship to the Plan. The purpose of this grant of Restricted Stock Units (this “Award”) is to promote the Participant’s active interest in the development, financial success and performance of the Corporation and its Subsidiaries both during and after his employment with the Corporation, including through, and in consideration for, the Participant’s agreement to be bound by the provisions of Paragraph 4 of this Award Agreement. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.
2.    Vesting and Forfeiture of Restricted Stock Units. Subject to Paragraph 3 and the Participant’s continued compliance with the covenants set forth in Paragraph 4, the Restricted Stock Units shall vest in full on the earlier of December 31, 2021 and the occurrence of the Participant’s death (such earlier date, the “Vesting Date”).
3.    Forfeiture of Restricted Stock Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Corporation this Award Agreement, no later than May 1, 2020. If the Participant does not timely accept this Award, all Restricted Stock Units (and any accrued Dividend Equivalent Rights (as defined in Paragraph 6(b))) subject to this Award shall be forfeited to the Corporation. In the event of the Participant’s death or incapacitation following the Grant Date but prior to accepting the Award, the Corporation shall deem the Award as being accepted by the Participant.
4.    Conditions Precedent. This Paragraph 4 shall apply to this Award notwithstanding any other provision of this Award Agreement or the Plan to the contrary. The Participant’s service to the Corporation and its Subsidiaries are of a unique and extraordinary nature and were essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s industry expertise, business relationships and access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment or settlement of Restricted Stock Units and any accrued Dividend Equivalent Rights under the Award, pursuant to the terms of Paragraph 2, the Participant must satisfy the following conditions until and including the Vesting Date:

(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, from the period beginning on the Grant Date and ending on the Vesting Date (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, principal, partner, advisor, contractor, consultant, or employee of a Competitive Enterprise. For purposes of this Award Agreement, a “Competitive Enterprise” means (i) any entity, organization or enterprise that engages in, owns or controls a significant interest in, or may reasonably be expected to engage in or own or control a significant interest in, any business activity that is directly or indirectly competitive with the business operations and prospects of the Corporation or any of its Subsidiaries in North America as conducted by the Corporation or any of its Subsidiaries as of the Grant Date, including the refining, midstream and retail businesses and the related business activities engaged in by the Corporation in the conduct of such businesses, and (ii) the North America operations and prospects of any of the following organizations (or any of their respective subsidiaries or divisions): BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Royal Dutch Shell plc; Sunoco L.P.; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P.; Genesis Energy, L.P.; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Enterprise Product Partners, L.P.; Western Midstream Operating, L.P.; Energy Transfer Equity, L.P.; Targa Resources Corp.; ONEOK, Inc.; The Williams Companies, Inc.; and Summit Midstream Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners; 7-Eleven Inc.; Circle K Stores Inc.; CST Brands Inc.; Alimentation Couche-Tard Inc.; Casey’s General Stores, Inc.; Murphy USA; The QuikTrip Corporation; Sheetz, Inc.; Speedway LLC or any successor thereto if such entity is no longer a Subsidiary of the Corporation; and Wawa Inc. For the avoidance of doubt, the foregoing restrictions will restrict the Participant from advising, associating with or providing services in any capacity to a private equity firm, hedge fund or equity sponsor, in each case, in connection with such entity’s (A) investment or development of plans to seek to invest (at any time during the Participant’s association with or provision of services to such entity) in a business enterprise that is a Competitive Enterprise, or (B) management (operational, strategic or otherwise) of a Competitive Enterprise. The above notwithstanding, in no event will the Participant’s ownership for investment purposes of not more than three percent (3%) of the total outstanding equity securities (or other interests) of any publicly traded entity constitute a breach of this Paragraph 4(a).
(b)    The Participant agrees that during the Restricted Period, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries. In addition, during the Restricted Period, the Participant will not, alone or in conjunction with another party, induce or attempt to induce any customer or client or prospective customer or client of the Corporation or any of its Subsidiaries at any time during the Participant’s employment (a prospective customer or client being one to whom the Corporation or any of its Subsidiaries had made a business proposal within six months prior to the time the Participant’s employment terminated) of the Corporation or any of its Subsidiaries to cease doing business with the Corporation or any of its Subsidiaries, or in any way interfere with the relationship between any such customer or client, on the one hand, and the Corporation or any of its Subsidiaries, on the other hand.

(c)    The Participant agrees that the Participant may not, either during the Restricted Period or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that nothing in this Award Agreement, or any other agreement that the Participant is party to with the Corporation, shall preclude or limit the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of Business Conduct, responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding, filing a charge with or participate in an investigation conducted by any governmental entity, or from making disclosure to the Participant’s legal and financial advisors (who will also be under an obligation to keep such disclosures confidential).
(d)    The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customer lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the Restricted Period or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.
Pursuant to 18 U.S.C. § 1833(b), the Participant understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Corporation or its Subsidiaries that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant understands that if he files a lawsuit for retaliation by the Corporation or any of its Subsidiaries for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Award Agreement, or any other agreement that the Participant is party to with the

Corporation, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(e)    The Participant agrees that upon the reasonable request of the Corporation or its Subsidiaries (taking into account the Participant’s other commitments), the Participant shall use reasonable efforts to assist and cooperate with the Corporation or its Subsidiaries in connection with the defense or prosecution of any claim that may be made against or by the Corporation or its Subsidiaries, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Corporation or its Subsidiaries, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. The Participant will be entitled only to reimbursement for any reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance. In addition, the Participant shall be available to advise the Chief Executive Officer of the Corporation as of the Grant Date with transition matters upon the Chief Executive Officer’s reasonable request taking into account the Participant’s other commitments.
(f)    The Participant agrees that in addition to the Forfeiture Event provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect any of the conditions set forth in Paragraphs 4(a), (b), (c), (d) or (e) prior to the Vesting Date, the Award shall be immediately and irrevocably forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.
(g)    In the event of a breach or threatened breach of any of the covenants contained in this Paragraph 4, the Participant acknowledges and agrees that damages would be inadequate and insufficient and that the Corporation will be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of appropriate jurisdiction to remedy any such breach or threatened breach. No bond will be needed for the Corporation to receive such injunctive relief, and no proof will be required that monetary damages for violations of this Paragraph 4 would be difficult to calculate and that remedies at law would be inadequate. The parties acknowledge that the potential restrictions on the Participant’s future employment or activities imposed by this Paragraph 4 are reasonable in both duration and geographic scope and in all other respects. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which the Participant is in violation of the provisions of Paragraphs 4(a) or (b), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Paragraph 4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Paragraph 4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
(h)    Nothing in this Paragraph 4 shall abrogate or affect any similar provision regarding the effect of the Participant’s working for, or association with, an entity or business activity that is directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries, or the Participant’s solicitation of any an employee, contractor or consultant of the Corporation or any of its Subsidiaries, contained in any other equity award agreement between the Participant and the Corporation.

5.    Forfeiture or Repayment Resulting from Forfeiture Event.
(a)    If there is a Forfeiture Event (as defined in Paragraph 13) prior to the Vesting Date, then the Committee may, but is not obligated to, cause all of the Participant’s Restricted Stock Units to be forfeited by the Participant and returned to the Corporation.
(b)    If there is a Forfeiture Event occurring after the Vesting Date but prior to the second anniversary of the date of the termination of the Participant’s employment with the Corporation, then with respect to Restricted Stock Units granted under this Award Agreement that have vested, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Restricted Stock Units as of the date such Restricted Stock Units vested or (ii) the value of such previously vested Restricted Stock Units as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within 60 days of receipt from the Corporation of written notice requiring payment of such Forfeiture Amount.
(c)    This Paragraph 5 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 5 shall not apply to the Participant following the effective time of a Change in Control.
(d)    Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.
6.    Dividend and Voting Rights.
(a)    Limitations on Rights Associated with Restricted Stock Units. The Participant shall have no rights as a shareholder of the Corporation, no dividend rights (except as expressly provided in Paragraph 6(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Restricted Stock Units or any Shares underlying or issuable in respect of such Restricted Stock Units until such Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry or like action evidencing such Shares.
(b)    Dividend Equivalent Rights Distributions. As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units (with such total number adjusted pursuant to Section 14 of the Plan) subject to the Award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”).

Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Paragraph 6(b) shall be subject to the same vesting, payment, tax withholding and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate; provided, however, that the amount of any vested Dividend Equivalent Rights shall be paid in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this Paragraph 6(b) with respect to any Restricted Stock Units which, immediately prior to the record date for that dividend, have either been settled pursuant to Paragraph 8 or forfeited pursuant to the terms of this Award.
7.    Nonassignability. Upon the Participant’s death, the Restricted Stock Units (or Shares payable in respect thereof) and the Dividend Equivalent Rights shall be transferred to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Stock Units (or Shares payable in respect thereof) or the Dividend Equivalent Rights, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Restricted Stock Units (or Shares Payable in respect thereof) or the Dividend Equivalent Rights shall have no effect.
8.    Timing and Manner of Payment of Restricted Stock Units. Subject to the terms of the Plan and this Award, any Restricted Stock Units that vest pursuant to Paragraph 2 shall be released and settled in whole Shares on or within 30 days following the Vesting Date by the Corporation delivering to the Participant a number of Shares (in such manner as the Committee in its discretion may determine, e.g., by entering such Shares in book entry form, and/or causing the vested Shares to be deposited in an account maintained by a broker designated by the Corporation) equal to the number of Restricted Stock Units subject to the Award that vest on the Vesting Date, less tax withholdings as provided under Paragraph 9.
9.    Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes and withholdings from the Shares otherwise deliverable to the Participant in respect of the Restricted Stock Units and the accrued Dividend Equivalent Rights pursuant to this Award Agreement (to the extent such withholding does not violate Section 409A of the Code), or from other compensation payable to the Participant, at the time the Corporation determines such taxes or other withholding is required, including upon the vesting and delivery of such Shares and Dividend Equivalent Rights.
10.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued employment by the Corporation or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
11.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.
12.    Specified Employee. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Corporation in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code.
13.    Definitions. For purposes of this Award Agreement:
“Forfeiture Event” means the occurrence of at least one of the following events: (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (i) the Participant knowingly engaged in the misconduct, (ii) the Participant was grossly negligent with respect to such misconduct or (iii) the Participant knowingly or grossly negligently failed to prevent the misconduct; or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.
“Share” means one share of Common Stock.

[Signature page to follow]

On behalf of the Corporation, the undersigned has executed this Award Agreement as of the date first above written.

Marathon Petroleum Corporation

By:	/s/ Fiona C. Laird
Fiona C. Laird
Authorized Officer

I agree with and accept the terms of this Award Agreement:

By:	/s/ Gary R. Heminger
Gary R. Heminger

Date:	April 29, 2020